Exhibit 10.2

Exhibit B

CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

BIOTRICITY INC.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: US $_______________	Issue Date: _______________

BIOTRICITY INC., a Nevada corporation (the “Company”), for value received, hereby promises to pay to ___________________ or his, her or its permitted assigns or successors (the “Holder”), the principal amount of __________________________ dollars ($______________) (the “Principal Amount”), without demand, on the Maturity Date (as hereinafter defined), together with any accrued and unpaid interest due thereon.

This Convertible Promissory Note (this “Note”) shall bear interest at a fixed rate of fifteen percent (15%) per annum, beginning on the Issue Date. Interest shall be computed based on a 360-day year of twelve 30-day months and shall be payable, along with the Principal Amount and any fees and expenses then due and owing, on the Maturity Date. Except as set forth in Section 3.1, payment of all principal and interest due shall be in such coin or currency of the United States of America as shall be legal tender for the payment of public and private debts at the time of payment.

This Note is a convertible promissory note referred to in that certain Subscription Agreement dated as of the date hereof (the “Subscription Agreement”), or series of like subscription agreements, among the Company and the subscribers named therein, pursuant to which the Company is seeking to raise an aggregate of up to $10,000,000 (or such higher amount as the Company’s Board of Directors shall determine). Capitalized terms used herein without definition have the meanings ascribed to them in the Subscription Agreement.

1. Definitions.

1.1 Definitions. The terms defined in this Section 1 whenever used in this Note shall have the respective meanings hereinafter specified.

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“Applicable Laws” means any and all applicable foreign, federal, state and local statutes, laws, regulations, ordinances, policies, and rules or common law (whether now existing or hereafter enacted or promulgated), of any and all governmental authorities, agencies, departments, commissions, boards, courts, or instrumentalities of the United States, any state of the United States, any other nation, or any political subdivision of the United States, any state of the United States or any other nation, and all applicable judicial and administrative, regulatory or judicial decrees, judgments and orders, including common law rules and determinations.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Common Stock Equivalents” means notes, debentures or shares of preferred stock of the Company that are convertible into Common Stock or warrants or other rights to purchase Common Stock upon exercise thereof.

“Conversion Shares” means the Common Stock issued or issuable to the Holder upon conversion pursuant to Article 3.

“Conversion Date” shall mean the date the Company receives a Conversion Notice in accordance with Section 3.1(a) or the date of an event that results in a Mandatory Conversion under Section 3.1(b), as applicable.

“Conversion Notice” shall have the meaning set forth in Section 3.1(a).

“Daily VWAP” means, for any Trading Day, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such Trading Day on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such Trading Day on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the principal amount of the Notes then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company..

“Event of Default” shall have the meaning set forth in Section 6.1.

“Final Closing” shall mean the last in the series of subscriptions from subscribers that is part of the Company’s offering of this form of this Note to subscribers meaning set forth in Section 6.1.

“Holder” or “Holders” means the person named above or any Person who shall thereafter become a recordholder of this Note in accordance with the terms hereof, including the Holder representation that they are an Accredited Investor as defined by Rule 501 under the Securities Act of 1933, as amended.

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“Issue Date” means the issue date stated above.

“Mandatory Conversion” means a mandatory conversion of this Note to Common Stock in accordance with Section 3.1(b).

“Mandatory Conversion Price” means, (i) in the case of a Mandatory Conversion under Section 3.1(b)(i), seventy percent (70%) of the VWAP over the Measurement Period, or (ii) in the case of a Mandatory Conversion under Section 3.1(b)(ii), eighty percent (80%) of the gross sale price per share of Common Stock (or conversion or exercise price per share of Common Stock of any Common Stock Equivalents) sold in a Qualified Financing.

“Maturity Date” means [_________], 20241.

“Optional Conversion” means a conversion of this Note to Common Stock at the option of the Holder in accordance with Section 3.1(a).

“Optional Conversion Price” means (subject in all cases to proportionate adjustment for stock splits, stock dividends, and similar transactions), the lower of (i) seventy-five percent (75%) of the VWAP for the five (5) Trading Days prior to the Conversion Date, or (ii) eighty percent (80%) of the gross sale price per share of Common Stock (or conversion or exercise price per share of Common Stock of any Common Stock Equivalents) sold in a Qualified Financing. “Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization or any government, governmental department or agency or political subdivision thereof.

“Qualified Financing” means the next public offering or private placement offering of the Company of Common Stock or Common Stock Equivalents following the Issue Date in a transaction or series of transactions that raises in excess of $10,000,000 in gross proceeds (excluding the conversion or exercise price of any Common Stock Equivalents sold in such offering).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or OTC Market (or any successors to any of the foregoing).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“VWAP” means, for any specified number of Trading Days, the average of the Daily VWAPs over such period,

1 One year from final closing of the Notes.

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2. GENERAL PROVISIONS.

2.1 Loss, Theft, Destruction of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount dated as of the date hereof. This Note shall be held and owned upon the express condition that the provisions of this Section 2.1 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Note and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without their surrender.

2.2 Prepayment. The Company may prepay this Note in full or in part at any time prior to conversion or prior to the Maturity Date upon 20 days’ prior written notice by delivering to the Holder the Principal Amount, together with interest accrued to the date of prepayment and any fees and expenses under the Note that are then due and owing (the “Prepaid Amount”) together with a prepayment fee equal to the rate of interest that would accrue on the principal amount of the Note between the date of prepayment and the Maturity Date.

3. CONVERSION OF NOTE.

3.1 Conversion.

(a) Optional Conversion. Commencing six months following the Issue Date, and at any time thereafter, at the sole election of the Holder, any amount of the outstanding principal of this Note together with accrued and unpaid interest thereon (the “Conversion Amount”) may be converted into that number of shares of Common Stock equal to: (i) the Conversion Amount divided by (ii) the Optional Conversion Price. The Holder may exercise such conversion right by providing written notice to the Company of such exercise in a form reasonably acceptable to the Company (a “Conversion Notice”).

(b) Mandatory Conversion. In each case, at the option of the Company, upon written notice to the Holder, the outstanding principal amount of this Note together with accrued and unpaid interest thereon will convert to Common Stock at the applicable Mandatory Conversion Price, if either (i) on each of any twenty (20) consecutive Trading Days (the “Measurement Period”) (A) the closing price of the Common Stock on the applicable Trading Market is at least $3.00 per share and (B) the dollar value of average daily trades of the Common Stock on the applicable Trading Market is at least $400,000 per Trading Day; or (ii) upon the closing of a Qualified Financing, provided that the dollar value of average daily trades of the Common Stock on the applicable National Exchange on each of the ten (10) consecutive Trading Days following such closing is at least $400,000 per Trading Day.

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(c) Limitation on Conversions. Notwithstanding anything in Sections 3.1(a)or 3.1(b) to the contrary, to the extent that (1) the Optional Conversion Price or Mandatory Conversion Price applicable to any conversion is less than the applicable “Minimum Price” as defined in Nasdaq Rule 5635(d)(1)(A)); and (2) the number of shares of Common Stock theretofore issued by the Company upon all Optional Conversions and Mandatory Conversions prior to the Conversion Date (the “Prior Conversions”), together with the number of shares of Common Stock otherwise required to be issued by the Company upon all Optional Conversions and Mandatory Conversions to be made on the Conversion Date (the “Current Conversions”), in the aggregate, would total more than 19.99% of the outstanding shares of Common Stock as of the date of issuance of the Note (the “Threshold Amount”); and (3) the Company has not yet secured or has been unable to secure the approval of its stockholders to the matters referred to in Section 2.01(g) of the Subscription Agreement, then the number of shares of Common Stock issued by the Company upon all Optional Conversions and Mandatory Conversions to be made on the Conversion Date shall be reduced, pro rata among all Holders of Notes to be converted on the Conversion Date based on the number of shares otherwise issuable to each, shall be reduced to an aggregate number of shares equal to the difference between the Threshold Amount and the Prior Conversions.

(d) Cancellation. Upon conversion in full of the outstanding principal amount of, plus accrued and unpaid interest on, this Note, this Note will be cancelled on the books and records of the Company and shall represent only the right to receive the Conversion Shares.

3.2 Registration Rights and Delivery of Securities Upon Conversion.

(a) Within 30 days of the Final Closing of the Offering, the Company shall file with the Securities and Exchange Commission a resale registration statement covering all shares issuable upon conversion of Notes and exercise of the Placement Agent Warrants and Investor Warrants. The Company will use its commercially reasonable efforts to keep this registration statement effective until such time as none of the Notes, Placement Agent Warrants or Investor Warrants, or shares of Common Stock issued upon conversion or exercise of the same, are held of record by persons to whom those shares or warrants were initially issued.

(b) The Company shall deliver or cause to be delivered to the Holder, the Conversion Shares within five (5) business days of the Conversion Date.

3.3 Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon conversion of this Note. If any conversion of this Note would create a fractional share or a right to acquire a fractional share, the Company shall round to the nearest whole number.

4. STATUS; RESTRICTIONS ON TRANSFER.

4.1 Status of Note. This Note is a direct, general and unconditional obligation of the Company, and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to conversion hereof into Conversion Shares.

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4.2 Restrictions on Transferability. This Note and any Conversion Shares issued with respect to this Note, have not been registered under the Securities Act, or under any state securities or so-called “blue sky laws,” and may not be offered, sold, transferred, hypothecated or otherwise assigned except (a) pursuant to a registration statement with respect to such securities which is effective under the Act or (b) upon receipt from counsel satisfactory to the Company of an opinion, which opinion is satisfactory in form and substance to the Company, to the effect that such securities may be offered, sold, transferred, hypothecated or otherwise assigned (i) pursuant to an available exemption from registration under the Act and (ii) in accordance with all applicable state securities and so-called “blue sky laws.” The Holder agrees to be bound by such restrictions on transfer. The Holder further consents that the certificates representing the Conversion Shares that may be issued with respect to this Note may bear a restrictive legend to such effect.

5. COVENANTS. In addition to the other covenants and agreements of the Company set forth in this Note, the Company covenants and agrees that so long as this Note shall be outstanding:

5.1 Payment of Note. The Company will punctually, according to the terms hereof, pay or cause to be paid all amounts due under this Note, including without limitation, any prepayment of the Note in accordance with Section 2.2 above, via corporate check, bank check, or wire transfer to the account and address directed by the Holder.

5.2 Notice of Default. If the Company becomes aware that any one or more events have occurred which constitute or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, the Company will forthwith give notice to the Holder, specifying the nature and status of the Event of Default.

5.3 Compliance with Laws. While this Note is outstanding, the Company will use its reasonable best efforts to comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

5.4 Use of Proceeds. The Company shall use the proceeds of this Note for general working capital.

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5.5 Reservation of Stock. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding Principal Amount of and accrued but unpaid interest on this Note. The Company covenants that all shares of Common Stock that may be issuable upon conversion of this Note shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Company, or the validity or enforceability of this Note other than such as have been met or obtained. The execution, delivery and performance of this Note and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or the securities issuable upon conversion of this Note will not violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the articles of incorporation or by-laws of the Company or any mortgage, indenture, contract or other agreement to which the Company is a party or by which the Company or any property or assets of the Company may be bound.

6. REMEDIES.

6.1 Events of Default. “Event of Default” wherever used herein means any one of the following events and the continuance of such breach for a period of twenty (20) days after such event:

(a) The Company shall fail to issue and deliver the Conversion Shares in accordance with Section 3, which failure continues for ten days;

(b) Default in the due and punctual payment of the principal of, or any other amount owing in respect of (including interest and any fees and expenses then owing), this Note when and as the same shall become due and payable (including for this purpose, any prepayment of the Note which is not paid in full on the twentieth day following the Holder’s receipt of notice therefor in accordance with Section 2.2 above);

(c) The breach by the Company of any covenant or agreement of the Company in this Note (other than a covenant or agreement a default in the performance of which is specifically provided for elsewhere in this Section 6.1), and the continuance of such default for a period of ten (10) days after there has been given to the Company by the Holder a written notice specifying such default and requiring it to be remedied;

(d) The breach by the Company of any material covenant, agreement, representation or warranty of the Company contained in Section 2.01 of the Subscription Agreement;

(e) The entry of a decree or order by a court having jurisdiction adjudging the Company as bankrupt or insolvent; or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 calendar days;

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(f) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors; or

(g) The Company seeks the appointment of a statutory manager or proposes in writing or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or any group or class thereof or files a petition for suspension of payments or other relief of debtors or a moratorium or statutory management is agreed or declared in respect of or affecting all or any material part of the indebtedness of the Company;

(h) Any cessation of operations by the Company or the Company admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due;

(i) The Company attempts to assign this Note without the prior written consent of the Holder or consolidates with or merges into any other entity or transfers all or substantially all of its assets to any person or entity by operation of law or otherwise; or

(j) Effects of Default. If an Event of Default occurs, then and in every such case (i) the Holder may declare this Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration, the Company shall pay to the Holder the outstanding principal amount of this Note plus all accrued and unpaid interest through the date the Note is paid in full, together with all expenses of collection hereof, including, but not limited to, attorneys’ fees and legal expenses, and (ii) the annual interest rate on this Note will increase to the lower of twenty percent (20%) or the maximum amount allowed under Applicable Laws, provided that, if such maximum amount is determined by a court with jurisdiction over such matter to be lower than twenty percent (20%), the Company shall issue to the Holder shares of Common Stock in an amount with a value (based on the Conversion Price for an Optional Conversion) equal to the difference between the amount of interest the Holder would be owed based on a twenty percent (20%) interest rate and such lower amount based on the maximum interest rate allowed under Applicable Law.

6.2 Remedies Not Waived; Exercise of Remedies. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder. No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. By acceptance hereof, the Holder acknowledges and agrees that this Note is one of a series of Convertible Subordinated Promissory Notes of similar tenor issued by the Company (collectively, the “Related Notes”) and that upon the occurrence and during the continuance of any Event of Default, the holders of a majority in original principal amount of the Related Notes shall have the right to act on behalf of the holders of all such Notes in exercising and enforcing all rights and remedies available to all of such holders under this Note, including, without limitation, foreclosure of any judgment lien on any assets of the Company. By acceptance hereof, the Holder agrees not to independently exercise any such right or remedy without the consent of the holders of a majority in original principal amount of the Related Notes.

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7. MISCELLANEOUS.

7.1 Severability. If any provision of this Note shall be held to be invalid or unenforceable, in whole or in part, neither the validity nor the enforceability of the remainder hereof shall in any way be affected.

7.2 Notice. Where this Note provides for notice of any event, such notice shall be given (unless otherwise herein expressly provided) in writing and either (a) delivered personally, (b) sent by certified, registered or express mail, postage prepaid or (c) sent by electronic transmission, and shall be deemed given when so delivered personally, sent by electronic transmission or mailed. Notices shall be addressed, if to Holder, to its address or e-mail address as provided in the Subscription Agreement or, if to the Company, to its principal office.

7.3 Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Nevada (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

7.4 Forum. The Holder and the Company hereby agree that any dispute which may arise out of or in connection with this Note shall be adjudicated before a court of competent jurisdiction in the State of Nevada and they hereby submit to the exclusive jurisdiction of the courts of the State of Nevada, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, with respect to any action or legal proceeding commenced by either of them and hereby irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum.

7.5 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

7.6 Headings. The headings of the Articles and Sections of this Note are inserted for convenience only and do not constitute a part of this Note.

7.7 Amendments. This Note may be amended or waived only with the written consent of the Company and the holders of a majority in original aggregate principal amount of the Related Notes. Any such amendment or waiver shall be binding on all holders of the Notes, even if they do not execute such consent, amendment or waiver.

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7.8 No Recourse Against Others. The obligations of the Company under this Note are solely obligations of the Company and no officer, employee or stockholder shall be liable for any failure by the Company to pay amounts on this Note when due or perform any other obligation.

7.9 Assignment; Binding Effect. This Note may not be assigned by the Company without the prior written consent of the Holder and any unauthorized assignment shall be null and void ab initio. This Note shall be binding upon and inure to the benefit of both parties hereto and their respective permitted successors and assigns.

7.10 Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its articles of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

In Witness Whereof, the Company has caused this Note to be signed by its duly authorized officer on the date hereinabove written.

Biotricity Inc.

By:
Name:	Waqaas Al-Siddiq
Title:	Chief Executive Officer

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